Exhibit 4.7.1.2

FIRST AMENDMENT (the “Amendment”), dated as of April 25, 2014, to the Registration Rights Agreement (the “Registration Rights Agreement”), dated as of October 1, 2012 by and among RAIT FINANCIAL TRUST, a Maryland real estate investment trust (the “Trust”), and ARS VI Investor I, LP (formerly known as ARS VI Investor I, LLC), a Delaware limited partnership (the “Investor”). Any capitalized term used herein and not otherwise defined herein shall have the meaning ascribed to it in the Registration Rights Agreement.

RECITALS:

WHEREAS, the Trust and the Investor have entered into the Registration Rights Agreement.

WHEREAS, pursuant to Section 3 of the Registration Rights Agreement, (i) the Investor desires to waive the Trust’s compliance with certain of its obligations under the Registration Rights Agreement and (ii) as a material inducement to such waiver, the Trust and the Investor desire to amend certain provisions of the Registration Rights Agreement, in each case on the terms and subject to the conditions set forth in this Amendment.

NOW, THEREFORE, the parties to this Amendment hereby agree as follows:

1. Waiver. Subject to Sections 2 and 3 of this Amendment, the Investor hereby waives the Trust’s obligations under Section 2.1.1 to file a Registration Statement with respect to the Series E Shares issued or issuable in the Series E Exchange (as defined in the Purchase Agreement) that constitute Registrable Securities. Notwithstanding anything in the Registration Rights Agreement to the contrary, the Trust shall file with the Commission no later than May 2, 2014 the Registration Statement with respect to the Common Shares issued or issuable upon exercise of the Warrants, and use best efforts to have such Registration Statement declared effective by the Commission as soon as practicable, and in any event within 60 days thereof.

2. Registration of Series E Preferred Shares. Upon delivery by the Investor of a written notice (the “Registration Notice”) requesting the registration of the Series E Preferred Shares issued or issuable in the Series E Exchange (as defined in the Purchase Agreement) that constitute Registrable Securities, the Trust shall (i) prepare and file with the Commission within thirty (30) days of delivery of the Registration Notice a registration statement under the Securities Act covering resales of the Series E Preferred Shares by the Investor or any Permitted Transferee under the Purchase Agreement and the terms of the Series E Preferred Shares in an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (the “Registration Statement”) and (ii) use best efforts to have such Registration Statement declared effective by the Commission as soon as practicable, and in any event within sixty (60) days thereof. For purposes of clarification, the terms and conditions set forth in the Registration Rights Agreement shall apply to the Registration Statement filed pursuant to this Section 2, mutatis mutandis.

3. Underwritten Offering of Series E Preferred Shares. Notwithstanding anything in the Registration Rights Agreement to the contrary, the holders of at least 10% in the aggregate of the Series E Preferred Shares that are Registrable Securities then issued and outstanding, as Selling

Holders, may deliver an Underwriting Notice to the Trust, simultaneously with, or at any time following, delivery of the Registration Notice, indicating that such Series E Selling Holders desire to distribute their Series E Preferred Shares by means of an underwritten offering, in which case sections 2.1.2.1 through 2.1.2.5 of the Registration Rights Agreement shall apply.

4. Effect of Amendment. Except as expressly modified by this Amendment, the Registration Rights Agreement shall continue to be and remain in full force and effect in accordance with its terms. Any future reference to the Registration Rights Agreement shall be deemed to be a reference to the Registration Rights Agreement as modified by this Amendment, and all references in the Registration Rights Agreement to “this Agreement” shall also be deemed to refer to this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed on the date first above written and delivered by their respective duly authorized officers.

RAIT FINANCIAL TRUST

By:	/s/ James J. Sebra
Name:	James J. Sebra
Title:	Chief Financial Officer and Treasurer

INVESTOR:

ARS VI INVESTOR I, LP

By:	ARS VI INVESTOR I GP, LLC,
its General Partner

By:	ALMANAC REALTY SECURITIES VI, L.P.,
its Sole Member

By:	ALMANAC REALTY PARTNERS VI, LLC,
its General Partner

By:	/s/ Andrew M. Silberstein
Name:	Andrew M. Silberstein
Title:	Authorized Signatory